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                                                                    Exhibit 11.1

                Tollgrade Communications, Inc. and Subsidiaries

                       Calculation of Earnings Per Share

             For the Years Ended December 31, 1994, 1995, and 1996

                                                                                        December 31,
                                                               -----------------------------------------------
                                                                  1994              1995             1996
Net income. . . . . . . . . . . . . . . . . . . . . . .        $2,144,593         $2,521,827        $5,596,623

Accretion of fair market value of
     redeemable warrants  . . . . . . . . . . . . . . .           833,715               --                  --
                                                               ----------         ----------        ----------

Net income applicable to common stock . . . . . . . . .        $1,310,878         $2,521,827        $5,596,623
                                                               ==========         ==========        ==========

Common and common equivalent shares:
    Weighted average number of common
        shares outstanding during the period  . . . . .         2,674,215          4,227,648         5,500,884
    Common shares issuable upon
        conversion of convertible
        preferred stock
            Primary . . . . . . . . . . . . . . . . . .           951,721                 --                --
            Fully diluted . . . . . . . . . . . . . . .           951,721                 --                --
    Common shares issuable upon
        conversion of redeemable warrants
            Primary . . . . . . . . . . . . . . . . . .           438,798                 --                --
            Fully diluted . . . . . . . . . . . . . . .           438,798                 --                --
    Common shares issuable upon exercise
        of outstanding stock options
            Primary . . . . . . . . . . . . . . . . . .            93,809            276,064           438,778
            Fully diluted . . . . . . . . . . . . . . .           192,565            333,992           503,469
                                                                 --------            -------           -------
    Common and common equivalent
        shares outstanding during the period
            Primary . . . . . . . . . . . . . . . . . .         4,158,543          4,503,712         5,939,662
                                                               ----------          ---------        ----------
            Fully diluted . . . . . . . . . . . . . . .         4,257,299          4,561,640         6,004,353
                                                               ----------          ---------        ----------

Earnings per share data:
    Net income per common and common
        equivalent shares
            Primary . . . . . . . . . . . . . . . . . .        $      .32          $     .56        $      .94
            Fully diluted . . . . . . . . . . . . . . .        $      .31          $     .55        $      .93
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